AeroCentury Corp. Reports 3Q2019 Earnings
November 14, 2019

Toni Perazzo
Chief Financial Officer
(650) 340-1888

AeroCentury Corp. Reports Third Quarter 2019 Results

BURLINGAME, California, November 14, 2019 -- AeroCentury Corp. (“AeroCentury” or the “Company”) (NYSE American: ACY), an independent aircraft leasing company, today reported a third quarter 2019 net loss of $8.2 million, or $(5.32) per share, compared to a net loss of $4.5 million, or $(3.16) per share, for the third quarter of 2018. In the first nine months of 2019, the Company reported a net loss of $9.6 million, or $(6.22) per share, compared to net loss of $4.2 million, or $(3.00) per share, in the first nine months of 2018.

Third quarter and year-to-date 2019 results reflect the combined operations of AeroCentury and its subsidiary, JetFleet Holding Corp. (“JetFleet”), which was acquired by the Company on October 1, 2018.

The third quarter 2019 termination of the leases for and repossession of four aircraft from one of the Company’s lessees had a substantial impact on the Company’s results. As a result of those events, the Company recognized maintenance reserves revenue of $17.0 million with respect to the four aircraft. The Company also recorded impairment losses for the four aircraft of $22.3 million, based on appraised values for three of the aircraft and expected sales proceeds for the fourth aircraft. Two of the repossessed aircraft were reclassified to held for sale during the third quarter. During the third quarter, the Company also recorded impairment losses totaling $1.0 million for two other assets that are held for sale, based on expected sales proceeds.

The nine months ended September 30, 2019 also included $1.6 million of impairment losses, based on appraised values or expected sales proceeds, for two older turboprop aircraft and a spare engine. One aircraft and the engine were sold during the third quarter and one aircraft is on a short-term operating lease.

The results for the third quarter and first nine months of 2019 included a $3.9 million bad debt allowance related to three of the Company’s aircraft that are leased pursuant to finance leases. Results for the third quarter and first nine months of 2019 also included $3,700 and $455,100, respectively, of non-cash charges related to interest rate swaps the Company entered into during the first quarter of 2019.

The quarter and nine months ended September 30, 2018 included $2.7 million and $3.0 million, respectively, of asset impairments on four of the Company’s assets held for sale, three of which were subsequently sold. The first nine months of 2018 also included $1.6 million of maintenance reserves revenue resulting from payments received from a lessee that returned three leased aircraft to the Company in 2017.

AeroCentury Corp. Reports 3Q2019 Earnings
November 14, 2019

Third Quarter 2019 Highlights and Comparative Data

●
Net loss was $8.2 million compared to a $78,000 loss in the preceding quarter and net loss of $4.5 million a year ago.
● EBITDA(1) was ($5.2) million compared to $5.3 million in the preceding quarter and $0.1 million a year ago.
●
Average portfolio utilization was 97% during the third quarter of 2019, compared to 98% during the second quarter and 93% in the third quarter of 2018. The decrease from the second quarter was a result of the return of four aircraft in late September 2019. The increase from the previous year was a result of the purchase of two on-lease aircraft during the second quarter of 2018 and sales of off-lease assets during the second half of 2018.
●
Total revenues increased 235% to $24.0 million for the third quarter of 2019, compared to $7.2 million in the preceding quarter, and increased 375% from $5.1 million in the third quarter a year ago.
o
Operating lease revenue decreased 4% in the third quarter of 2019 from $7.0 million in the second quarter of 2019 as a result of the return of four aircraft in late September 2019. Operating lease revenue decreased 7% from $7.2 million in the third quarter of 2018 as a result of an asset sale in March 2019 and the return of the four aircraft in September 2019, the effects of which were partially offset by assets purchased during 2018.
o
The Company recorded $17.0 million of maintenance reserves revenue in the third quarter of 2019. The Company recorded no such revenue during the first six months of 2019 or third quarter of 2018.
o
During the third quarter of 2019, the Company recognized gains of $44,000 related to the sale of aircraft parts, an aircraft and a spare engine. During the second quarter of 2019, the Company recognized gains of $100,000 related to the sale of aircraft parts and a loss on sale of an aircraft of $171,000 as a result of a lease amendment that converted an operating lease to a sales-type finance lease, under which the customer agreed to purchase the aircraft at lease expiration in November 2019. During the third quarter of 2018, the Company recognized $2.4 million in losses from disposal of assets.
●
Total operating expenses increased 374% to $34.5 million from $7.3 million in the preceding quarter, and increased 220% from $10.8 million in the year-ago quarter.
o
During the third quarter of 2019, the Company recognized asset impairments of $23.4 million, based on appraised values or expected sales proceeds, compared to the second quarter of 2019, when the Company recognized a $160,000 asset impairment based on third-party appraisals. During the quarter ended September 30, 2018, the Company recorded an impairment loss totaling $2.7 million on four of its aircraft held for sale, based on appraised values.
o
As a result of payment delinquencies by two customers that leased three of the Company’s aircraft subject to finance leases, during the third quarter of 2019, the Company recorded a bad debt expense of $3.9 million. The Company recorded no bad debt expense during the second quarter of 2019 or third quarter of 2018.
o
The second quarter of 2019 included a $400,000 decrease in salaries, employee benefits and professional fees and other expenses compared to the management fees and professional fees and other expenses incurred in the year-ago quarter before the Company acquired JetFleet. Such expenses were approximately the same in the second quarter of 2019.
●
Book value per share was $19.48 as of September 30, 2019, compared to $24.88 at June 30, 2019 and $30.44 a year ago.

(1) EBITDA is a non-GAAP measure. See below for its method of calculation and reconciliation to its most directly comparable GAAP measure, as well as other information about the use of non-GAAP measures generally, at the end of this press release.

AeroCentury Corp. Reports 3Q2019 Earnings
November 14, 2019

Aircraft and Engine Portfolio

AeroCentury’s portfolio currently consists of twenty aircraft, spread over nine different aircraft types. Thirteen of the aircraft, comprised of eleven regional jets and two turboprops, are held for lease. Three additional regional jets and four turboprops are held under sales-type or direct finance leases. The Company also has four turboprop aircraft and two regional jet aircraft that are held for sale, two of which are being sold in parts. The current customer base comprises nine customers operating in seven countries.

About AeroCentury: AeroCentury is an independent global aircraft operating lessor and finance company specializing in leasing regional jet and turboprop aircraft and related engines. The Company's aircraft and engines are leased to regional airlines and commercial users worldwide.

AeroCentury Corp. Reports 3Q2019 Earnings
November 14, 2019

Condensed Consolidated Statements of Income
(in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2019	2019	2018	2019	2018

Operating lease revenue	$6,706	$6,966	$7,173	$20,820	$20,460
Maintenance reserves revenue(2)	16,968	-	-	16,968	1,629
Finance lease revenue	269	260	262	765	1,002
Gain/(loss) on disposal of assets	44	100	(2,384)	322	(2,375)
Loss on sales-type finance leases	-	(171)	-	(171)	-
Other income	-	6	1	12	4
	23,987	7,161	5,052	38,716	20,720

Provision for impairment	23,355	160	2,673	24,923	2,971
Bad debt expense	3,918	-	-	3,918	-
Depreciation	2,970	2,970	3,328	9,141	9,421
Interest	2,348	2,485	2,467	7,745	7,087
Professional fees and other	1,100	1,021	521	3,125	1,676
Salaries and employee benefits	529	621	-	1,749	-
Maintenance costs	256	10	245	373	405
Management fees	-	-	1,534	-	4,483
	34,476	7,267	10,768	50,974	26,043

Loss before income taxes	(10,489)	(106)	(5,716)	(12,258)	(5,323)

Income tax benefit	(2,258)	(28)	(1,232)	(2,641)	(1,075)

Net loss	$(8,231)	$(78)	$(4,484)	$(9,617)	$(4,248)

Loss per share:
Basic	$(5.32)	$(0.05)	$(3.16)	$(6.22)	$(3.00)
Diluted	$(5.32)	$(0.05)	$(3.16)	$(6.22)	$(3.00)

Shares used in per share computations:
Basic	1,545,884	1,545,884	1,416,699	1,545,884	1,416,699
Diluted	1,545,884	1,545,884	1,416,699	1,545,884	1,416,699

(2) Maintenance reserves revenue is dependent upon the amount of reserves retained upon lease terminations. The three months and nine months ended September 30, 2019 included $17.0 million of maintenance reserves revenue resulting from reserves retained upon termination of four aircraft leases. The nine months ended September 30, 2018 included $1.6 million of maintenance reserves revenue resulting from payments received by the Company during the first two quarters of 2018 from a lessee that returned three leased aircraft to the Company in 2017.

AeroCentury Corp. Reports 3Q2019 Earnings
November 14, 2019

Condensed Consolidated Balance Sheets

(in thousands) (Unaudited)

ASSETS
	September 30,	December 31,
	2019	2018

Cash and cash equivalents	$2,058	$1,543
Securities	-	121
Accounts receivable	1,437	3,967
Finance leases receivable	12,073	15,251
Aircraft, net of accumulated depreciation	130,948	184,020
Assets held for sale	18,361	10,223
Property, equipment and furnishings, net of accumulated depreciation	65	69
Lease right of use, net of accumulated amortization	1,170	-
Favorable lease acquired, net of accumulated amortization	-	863
Deferred tax asset	455	255
Prepaid expenses and other assets	453	840
Total assets	$167,020	$217,152
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$479	$1,026
Accrued payroll	97	79
Notes payable and accrued interest, net of unamortized debt issuance costs	117,683	131,092
Derivative liability	2,335	-
Lease liability	496	-
Maintenance reserves	6,034	28,527
Accrued maintenance costs	467	463
Security deposits	1,234	3,368
Unearned revenues	3,514	3,275
Deferred income taxes	4,393	7,537
Income taxes payable	172	497
Total liabilities	136,904	175,864

Stockholders’ equity:
Preferred stock, $0.001 par value	-	-
Common stock, $0.001 par value	2	2
Paid-in capital	16,783	16,783
Retained earnings	17,923	27,540
Accumulated other comprehensive income	(1,555)	-
Treasury stock	(3,037)	(3,037)
Total stockholders’ equity	30,116	41,288
Total liabilities and stockholders’ equity	$167,020	$217,152

AeroCentury Corp. Reports 3Q2019 Earnings
November 14, 2019

Use of Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this press release includes the non-GAAP financial measure of EBITDA. The Company defines EBITDA as net (loss)/income, plus depreciation expense, plus interest expense and plus/(minus) income tax provision/(benefit). The table below provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. This non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net (loss)/income or any other measure of financial performance calculated and presented in accordance with GAAP. Rather, the Company presents this measure as supplemental information because it believes it provides meaningful additional information about the Company’s performance for the following reasons: (1) this measure allows for greater transparency with respect to key metrics used by management, as management uses this measure to assess the Company’s operating performance and for financial and operational decision-making; (2) this measure excludes the impact of items management believes are not directly attributable to the Company’s core operating performance and may obscure trends in the business; and (3) this measure may be used by institutional investors and the analyst community to help analyze the Company’s business. The Company’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as the Company does.

	For the Three Months Ended (in thousands)
	September 30,	June 30,	September 30,
	2019	2019	2018
Reconciliation of Net (loss)/income to EBITDA:
Net (loss)/income	$(8,231)	$(78)	$(4,484)
Depreciation	2,970	2,970	3,328
Interest	2,348	2,485	2,467
Income tax (benefit)/provision	(2,258)	(28)	(1,232)
EBITDA:	(5,171)	5,349	79

Transmitted on Globenewswire on November 14, 2019 at 2:00 p.m. PST.